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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            -------------------


                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

                               -------------

                                          Commission File Number: 33-58272

                                                 CUSIP Number(s):

 (Check one)

 [_]  Form 10-K                       [_]  Transition Report on Form 10-K
 [_]  Form 20-F                       [_]  Transition Report on Form 20-F
 [_]  Form 11-K                       [_]  Transition Report on Form 11-K
 [x]  Form 10-Q                       [_]  Transition Report on Form 10-Q
 [_]  Form N-SAR                      [_]  Transition Report on Form N-SAR

 For Period Ended: April 30, 1994     For the Transition Period Ended:
                                      __________

 Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

 If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                      Part I.  Registrant Information

                          JPS TEXTILE GROUP , INC.
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                         (Full Name of Registrant)



 -------------------------------------------------------------------------
                        (Former Name, if Applicable)
                   555 North Pleasantburg Drive, Ste. 202
                           Greenville, SC  29607
                               (803) 239-3900

 -------------------------------------------------------------------------
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
                       of Principal Executive Office)

                     Part II.  Rule 12b-25 (b) and (c)

 If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check the appropriate box.)

 [x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [_] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereon will be filed on or before the fifth calendar day following the prescribed due date; and

 [_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                            Part III.  Narrative



                                        (Cover Page continued on next page)
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 State below in reasonable detail the reasons why Form 10-K, 20-F, 10-Q,
 N-SAR or the transition report portion thereof could not be filed within the prescribed time period.







































































                                        (Cover Page continued on next page)
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                       [SEE ANNEX A ATTACHED HERETO.]


                        Part IV.  Other Information

 (1) Name and telephone number of person to contact in regard to this notification

           David H. Taylor                       (803) 239-3906
 -----------------------------------  ------------------------------------
                Name                           (Telephone Number
                                              including Area Code)

 (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
      [x] Yes        [_] No

 (3) Is it anticipated that any significant change in results of opera-tions from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      [_] Yes        [x] No
      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          JPS TEXTILE GROUP, INC.
 -------------------------------------------------------------------------
                (Name of Registrant as Specified in Charter)

 has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: June 14, 1994                  By: /s/ Jerry E. Hunter
       -----------------------------      --------------------------------


 INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
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                                                                    Annex A
                                                                    -------


               Due to the proposed sale of JPS Auto Inc. (f/k/a JPS Automotive Products Corp.) and the synthetic industrial fabrics division of JPS Converter and Industrial Corp. to an affiliate of Foamex International Inc. (as more fully described in the press release attached as Exhibit 99.1 to the Form 8-K, dated May 26, 1994, of the Registrant) the Registrant has been delayed in the preparation of its financial statements for such second quarter ended April 30, 1994.






















































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